As filed with the Securities and Exchange Commission on March 5, 1996

                                                    REGISTRATION NO. 33-

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       DATAMARINE INTERNATIONAL, INC.
           (Exact name of registrant as specified in its charter)

              Massachusetts                         04-2454559
    (State or other jurisdiction of              (I.R.S. Employer
     incorporation or organization)             Identification No.)

        7030 220th S.W., Mountlake Terrace, WA 98043, (206) 771-2182
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                          Peter D. Brown, President
                        Datamarine International, Inc.
                               7030 220th S.W.
                         Mountlake Terrace, WA 98043
                          Telephone:  (206) 771-2182
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:
                         Anthony J. Medaglia, Jr., P.C.
                          Hutchins, Wheeler & Dittmar
                          A Professional Corporation
                              101 Federal Street
                          Boston, Massachusetts 02110
                                (617) 951-6600

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection
with dividend or interest investment plans, check the following box.   [x]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

                                                 Proposed         Proposed
                                Amount           maximum          maximum               Amount of
Title of each class of          to be            offering price   aggregate             registration
securities to be registered     registered       per share (1)    offering price (1)    fee

Common Stock, par value
  $.01 per share                22,000 shares    $9               $198,000              $100

<F1> Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average high and low sales prices of the Company's Common
     Stock as quoted on the Nasdaq National Market on March 1, 1996.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        DATAMARINE INTERNATIONAL, INC.

                            CROSS REFERENCE SHEET

      (Pursuant to Item 501 of Regulation S-K Showing the Location in the
                     Prospectus of the Responses to the
                        Items of Part I of Form S-3)

Form S-3                                          Location in
Item No.                                          Prospectus

   1.    Forepart of the Registration
           statement and Outside
           Front Cover Page of Prospectus...      Outside Front Cover Page

   2.    Inside Front and Outside Back
           Cover Pages of Prospectus........      Inside Front Cover Page;
                                                  Outside Back Cover Page

   3.    Summary Information, Risk Factors
           and Ratio of Earnings to Fixed
           Charges..........................      The Company

   4.    Use of Proceeds....................      Not Applicable

   5.    Determination of Offering Price....      Not Applicable

   6.    Dilution...........................      Not Applicable


   7.    Selling Security Holders...........      Selling Stockholder

   8.    Plan of Distribution...............      Plan of Distribution

   9.    Description of Securities to be
           Registered.......................      Incorporation of
                                                  Documents by Reference

   10.   Interests of Named Experts and
           Counsel..........................      Legal Matters; Experts

   11.   Material Changes...................      Not Applicable

   12.   Incorporation of Certain
           Information by Reference.........      Incorporation of
                                                  Documents by Reference

   13.   Disclosure of Commission Position
           on Indemnification for Securities
           Act Liabilities..................      Not Applicable

                 SUBJECT TO COMPLETION, DATED MARCH 5, 1996

PROSPECTUS

                              22,000 Shares

                      DATAMARINE INTERNATIONAL, INC.
                              Common Stock

      This Prospectus relates to shares of Common Stock of the Company which may be sold by the Selling Stockholder. See "Selling Stockholder." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. The Company will pay the expenses of the offering, estimated at $12,300.

      The Common Stock of the Company is traded in the over-the-counter market and quoted on the Nasdaq National Market under the symbol "DMAR." On March 4, 1996, the last sale price for the Common Stock, as reported by Nasdaq was $9 1/4 per share. See "Price Range of Common Stock and Dividend Policy."

      The distribution of the shares of Common Stock offered hereby by the Selling Stockholder may be effected from time to time in one or more transactions (which may involve block transactions) on the Nasdaq National Market or otherwise, in the over-the-counter market, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). See "Plan of Distribution."

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time shall not under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof.

                The date of this Prospectus is March __, 1996

                   INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in and made a part of this Prospectus by reference:

      (a) The Company's Annual Report on Form 10-K for the year ended September 30, 1995 (which is included in the Company's 1995 Annual Report to Stockholders, including financial statements and notes thereto, and certain portions of the Company's definitive Notice and Proxy Statement for the Company's 1996 Special Meeting in lieu of Annual Meeting of Stockholders held on March 4, 1996).

      (b) The description of the Company's Common Stock included in registration statements and reports filed under the Exchange Act.

      All reports and any definitive proxy or information statements filed by the Company with the Commission pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superceded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits not specifically incorporated in such documents). Requests for such copies should be directed to the Vice President and Chief Financial Officer, Datamarine International, Inc., 7030 220th S.W., Mountlake Terrace,
WA 98043, (telephone number (206) 771-2182).

                           ADDITIONAL INFORMATION

      The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material may be obtained at prescribed rates from the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

      Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement, and exhibits thereto, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information regarding the Company and the shares offered hereby reference is made to the Registration Statement, and exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                                 THE COMPANY

      Datamarine International, Inc. ("Datamarine" or the "Company"), founded in 1969, manufactures and sells marine and land mobile radio communications products and navigation instrumentation. Datamarine sells land mobile radio communications products through the Company's wholly-owned subsidiary, SEA, Inc., and sells marine products nationwide through dealers and wholesalers and in approximately 20 foreign countries through service-capable distributors.

      The Company was organized as a Massachusetts corporation in 1969. Its principal executive offices are located at 7030 220th S.W., Mountlake Terrace, WA 98043, and its telephone number is (206) 771-2182.

                         PRICE RANGE OF COMMON STOCK
                             AND DIVIDEND POLICY

      The Common Stock of the Company is listed on the Nasdaq National Market under the symbol DMAR. The following table sets forth for the fiscal quarter indicated the high and low trading prices of the Common Stock as reported on Nasdaq.

                                                   HIGH        LOW

Fiscal 1993
      First Quarter                                $ 4 3/8     $ 4
      Second Quarter                                 4 3/4       4
      Third Quarter                                  5           4 1/2
      Fourth Quarter                                 4           3 1/2

Fiscal 1994
      First Quarter                                $ 6 1/4     $ 4 1/2
      Second Quarter                                 6 1/4       4
      Third Quarter                                  5 1/2       4 1/2
      Fourth Quarter                                11 1/2       3 1/4

Fiscal 1995
      First Quarter                                $17         $ 9 1/4
      Second Quarter                                13 3/8       7 3/4
      Third Quarter                                 11 1/4       8 1/4
      Fourth Quarter                                 9 3/4       7 1/2

Fiscal 1996
      First Quarter                                 11           5 7/8
      Second Quarter (through February 29, 1996)    10           7 7/8

      On March 4, 1996, the last reported sale price of the Common
Stock on the Nasdaq National Market was 9 1/4. As of February 13, 1996, the approximate number of record holders of the Common Stock was 1,000.

      The Company has never paid cash dividends on shares of Common Stock and does not expect to pay dividends in the foreseeable future. The Company intends to retain all of its available funds for the operation and expansion of its business.

                            SELLING STOCKHOLDERS

      The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock by the Selling
Stockholder as of March 4, 1996 and as adjusted to reflect the sale of shares offered by this Prospectus.

                          Shares Beneficially                Shares Beneficially
                            Owned Prior to       Shares         Owned After
                              Offering           Offered         Offering
Name                      Number    Percent      Number      Number    Percent

Paul J. Medeiros          22,000    1.7%         22,000      0         0

                            PLAN OF DISTRIBUTION

      The distribution of the shares of Common Stock offered hereby by the Selling Stockholder may be effected from time to time in one or more transactions (which may involve block transactions) on the Nasdaq National Market or otherwise, in the over-the-counter market, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholder and broker-dealers that participate with the Selling Stockholder in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

                                LEGAL MATTERS

      The validity of the Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts. Anthony J. Medaglia, Jr., a shareholder of Hutchins, Wheeler & Dittmar, is the Clerk of the Company.

                                   EXPERTS

      The financial statements and schedules of Datamarine International, Inc. as of September 30, 1995 and October 1, 1994 and for the years ended
September 30, 1995, October 1, 1994 and October 2, 1993, incorporated by reference in this Registration Statement, appearing in the Company's 1995 Annual Report on Form 10-K, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants given on the authority of that firm as experts in accounting and auditing.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

      The expenses in connection with the issuance and distribution of the securities being registered hereby, to be paid by the Company, are estimated as follows:

      Registration fee under Securities Act....  $   100
      Legal fees and expenses..................  $ 7,500
      Accounting fees and expenses.............  $ 3,000
      Miscellaneous............................  $ 1,700
      Total....................................  $12,300

Item 15.  Indemnification of Directors and Officers

      Section 67 of Chapter 156B of the Massachusetts Business Corporation Law, which is applicable to the Company, provides as follows:

      Indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by (i) the articles of organization or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons referred to in the preceding sentence who are not otherwise require, indemnification of any persons referred to in the preceding sentence who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this Section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan.

      No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

       The absence of any express provision for indemnification shall not limit any right of indemnification existing independently of this section.

      A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

      In addition, pursuant to its Articles of Organization and By-Laws, the Company shall indemnify its directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have finally adjudged not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

Item 16.  Exhibits

Number          Description of Exhibit

  5.1           Opinion and consent of Hutchins, Wheeler & Dittmar,
                  A Professional Corporation.

 23.1           Consent of Coopers & Lybrand L.L.P.

 24.1           Powers of Attorney (included on Page II-4).

Item 17.  Undertakings

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports fled by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the intitial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

      (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 31st day of January, 1996.

                              DATAMARINE INTERNATIONAL, INC.

                              By: /s/ Peter D. Brown
                                 _____________________________
                                    Peter D. Brown, President

                              POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Peter D. Brown and Geoffrey Kreiger, and each of them, with the power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature               Title                               Date

/s/ David M. Brown      Director                            January 31, 1996
----------------------
David M. Brown

/s/ Peter D. Brown      President (principal executive      January 31, 1996
----------------------  officer) and Chairman of the
Peter D. Brown          Board of Directors

/s/ Geoffrey Kreiger    Director                            January 31, 1996
----------------------
Geoffrey Kreiger

/s/ David C. Thompson   Director and Principal Financial    January 31, 1996
----------------------  and Accounting Officer
David C. Thompson

/s/ Dale N. Hatfield    Director                            January 31, 1996
----------------------
Dale N. Hatfield


                                EXHIBIT INDEX

Exhibit No.              Description                        Page

     5.1      Opinion of Hutchins, Wheeler & Dittmar,
                A Professional Corporation
    23.1      Consent of Coopers & Lybrand
    24.1      Powers of Attorney (included on Page II-4)